Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Gramercy Property Trust for the registration of 10,000,000 common shares of beneficial interest, $0.01 par value per share, and to the incorporation by reference therein of our report dated February 29, 2016, with respect to the consolidated financial statements and schedules of Gramercy Property Trust, and the effectiveness of internal control over financial reporting of Gramercy Property Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

New York, New York
August 18, 2016